February 1, 2005



Hector Trevino Gutierrez
Coca Cola Femsa S.A.- SP ADR
Guillermo Gonzalez Camarena
N 600 Colonia Santa Fe
Mexico City, DF 01210


RE:        Amended Schedule 13G


Enclosed pursuant to Rule 13d-1(b) under the Securities Exchange Act of 1934 is a report on Schedule 13G reporting beneficial ownership at December 31, 2004 by American Express Financial Corporation in Common Stock of Coca Cola Femsa S.A.- SP ADR.


Sincerely,


/s/ Steve Turbenson
-------------------
    Steve Turbenson
    Director - Fund Administration


Enclosure

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D. C. 20549

                                  SCHEDULE 13G


                  Under the Securities and Exchange Act of 1934



                          Coca Cola Femsa S.A.- SP ADR
--------------------------------------------------------------------------------
                                (Name of Issuer)



                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)



                                    191241108
--------------------------------------------------------------------------------
                                 (CUSIP Number)


The information required in the remainder of this cover page (except any items to which the form provides a cross-reference) shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.

                               CUSIP NO. 191241108


1)     Name of Reporting Person             American Express
                                            Financial Corporation

       S.S. or I.R.S. Identification IRS
       No. of Above Person                  No. 13-3180631

--------------------------------------------------------------------------------

2)     Check the Appropriate Box            (a)
       if a Member of a Group               (b) X - Joint Filing

--------------------------------------------------------------------------------

3)     SEC Use Only

--------------------------------------------------------------------------------

4)     Citizenship or Place of Organization Delaware

       NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

       (5) Sole Voting Power                -0-
       ---------------------                --------
       (6) Shared Voting Power              20,100
       -----------------------              --------
       (7) Sole Dispositive Power           -0-
       --------------------------           --------
       (8) Shared Dispositive Power         20,100
       ----------------------------         --------

--------------------------------------------------------------------------------

9)     Aggregate Amount Beneficially
       Owned by Each Reporting Person       20,100

--------------------------------------------------------------------------------

10)    Check if the Aggregate Amount in
       Row (9) Excludes Certain Shares      Not Applicable

--------------------------------------------------------------------------------

11)    Percent of Class Represented by
       Amount In Row (9)                    0%

--------------------------------------------------------------------------------

12)    Type of Reporting Person             CO, IA, IV, IA

--------------------------------------------------------------------------------

1(a)   Name of Issuer:                      Coca Cola Femsa S.A.- SP ADR

1(b)   Address of Issuer's Principal        Guillermo Gonzalez
       Executive Offices:                   Camarena N 600
                                            Colonia Santa Fe
                                            Mexico City, DF 01210

2(a)   Name of Person Filing:               American Express
                                            Financial Corporation

2(b)   Address of Principal Business Office:
                                            American Express
                                            Financial Corporation
                                            200 AXP Financial Center
                                            Minneapolis, MN  55474

2(c)   Citizenship:                         See Item 4 of Cover Page

2(d)   Title of Class of Securities:        Common Stock

2(e)   Cusip Number:                        191241108

3 Information if statement is filed pursuant to Rules 13d-1(b) or 13d-2(b):
          American Express Company, one of the persons filing this statement, is a Parent Holding Company in accordance with Rule 13d-1(b)(ii)(G) and is an Investment Advisor registered under section 203 of the Investment Advisors Act of 1940.


4(a)   Amount Beneficially Owned as of December 31, 2004:
                                            See Item 9 of Cover Pages

4(b)   Percent of Class:                    See Item 11 of Cover Pages

4(c)   Number of Shares as to which such person has:

       (i)   Sole power to vote or to direct the vote: See Item 5 of Cover Pages

       (ii)  Shared power to vote or direct the vote: See Item 6 of Cover Pages

       (iii) Sole power to dispose or to direct the  disposition  of:
             See Item 7 of Cover Pages

       (iv)  Shared power to dispose or to direct the disposition of: See
             Item 8 of Cover Pages

5      Ownership of 5% or Less of a Class:
       If this statement is being filed to report the fact as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following (X).

6      Ownership of more than 5% on Behalf of Another Person:

                                            Not Applicable

7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company:

                                            See Exhibit I

8      Identification and Classification of Members of the Group:

                                            Not Applicable

9      Notice of Dissolution of Group:

                                            Not Applicable

10     Certification:

             By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

             After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                American Express Financial Corporation

Dated: December 31, 2004        By /s/ Steve Turbenson
                                   ------------------------------------
                                       Signature


                                       Steve Turbenson
                                       Director - Fund Administration
                                       Name/Title

                                       Telephone: (612) 671-2059

                                       Exhibit Index


Exhibit I Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company.

Exhibit II   Statement of American Express Financial Corporation

                                    Exhibit I

                                       to

                                  Schedule 13G

       American Express Financial Corporation, a Delaware Corporation, is a parent holding company and is registered as investment advisor under section 203 of the Investment Advisor Act of 1940. The relevant subsidiaries and/or advised accounts are: Investment companies registered under section 8 of the Investment Company Act of 1940; IDS Life Insurance Company and American Express Asset Management Group Inc., an investment advisor registered under section 203 of the Investment Advisors Act of 1940.

                                   Exhibit II

                                       to

                                  Schedule 13G

                                    Under the

                         Securities Exchange Act of 1934


       Pursuant to Rule 13d-1(f)(1), American Express Financial Corporation affirms that it is individually eligible to use Schedule 13G and agrees that this Schedule is filed in its behalf and on behalf of it subsidiaries and advised accounts.


                                American Express Financial Corporation


                                By:/s/ Steve Turbenson
                                   ------------------------------------
                                       Steve Turbenson
                                       Director - Fund Administration